Testing the Waters Materials Related to Series #PUNK8103

From the Rally App:

From the Rally Twitter Page (@OnRallyRd)

#PUNK8103

VR CRYPTOPUNK #8103 (NFT)

THIS INITIAL OFFERING IS COMING SOON!



CURRENT VALUE: $370,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

NOTIFY WHEN ACTIVE

#PUNK8103

VR CRYPTOPUNK #8103 (NFT)

C.O.A.

FINANCIALS

Initial Offering Share Price	$10.00
Number of Shares	37,000
Initial Offering Market Cap.	$370,000
Storage Location	Rally

ASSET SPECIFICATIONS

Creator	Larva Labs
NFT	CryptoPunk
Number	8103
Type	Male
Type Rarity	1 of 6,039 (Male)
Accessories	Bandana, Front Beard Dark, VR
Accessory Rarity	1 of 481 (Bandana)
Accessory Rarity	1 of 260 (Front Beard Dark)
Accessory Rarity	1 of 332 (VR)
Date of 1st Claim	June 23, 2017
Proof of Ownership	Ethereum Blockchain



CryptoPunk 8103

One of 6039 Male punks.

Accessories

Bandana

481 punks have this.

Front Beard Dark

260 punks have this.

VR

332 punks have this.

Current Market Status

This punk is currently owned by address **0x**.

This punk has not been listed for sale by its owner.

There are currently no bids on this punk.

#PUNK8103 | $370K

COMPARABLE ASSET VALUE



ASSET VALUE

+846982.8%

TRANSACTIONS

254

NOTIFY WHEN ACTIVE

"Millionaires are clamoring to buy CryptoPunks, the funky digital avatars shaking up the art world."

BUSINESS INSIDER

July 2021

JOIN THE CONVERSATION >

NOTIFY WHEN ACTIVE

#PUNK8103

VR CRYPTOPUNK #8103 (NFT)

CryptoPunks were one of the earliest NFTs, starting in 2017 and becoming a central component of the NFT community that has flourished in 2021. Initially, the 10,000 unique digital characters were free to be claimed by anyone with an ETH wallet — today the total value of all sales on the CryptoPunk marketplace is worth around $1 billion. #PUNK8103 is a Male Punk (1 of 6,039) with three accessories (Bandana, Front Beard Dark and VR). The average sale price of VR Punks on the CryptoPunk marketplace has more than tripled from June to August 2021.

BROWSE ALL DETAILS ›



#PUNK8103 | *Visuals*

In June 2021, one of the rarest CryptoPunks (1 of 9 Aliens) sold for over $11.7 million at Sotheby's.

LAUNCH GALLERY ›

#PUNK8103 | *Timeline*

Jun. 2017 Larva Labs releases 10,000 CryptoPunks available for free to anyone with an Ethereum wallet. Ethereum address 0x00bd9f claims #PUNK8103.

Jan. 2018 The New York Times asks "Will Cryptocurrencies Be the Art Market's Next Big Thing?" The piece explains that at the time of writing "Coveted "punks" are now selling for 10 Ether, or about $13,500."

Mar. 2018 0x00bd9f transfers #PUNK8103 to Ethereum address 0xca8fe4.

Sep. 2019 PBS publishes a story titled: "How blockchain technology could revolutionize the art market."

Feb. 2021 0xca8fe4 sells #PUNK8103 to Ethereum address 0x565496 for 11.5 ETH ($20,799).

Mar. 2021 Bloomberg cites a report from NonFungible.com claiming the overall NFT market was worth $250 million in 2020, a 299% increase from 2019. Larva Labs co-founder Matt Hall says "The miracle of digital is that copying was perfect and free. This is reversing part of that — which is kind of weird."

Rally
@OnRallyRd

Another day, another punk 👋

[disclosures: rallyrd.com/disclaimer]


#PUNK8103
VR CRYPTOPUNK #8103 (NFT)
INITIAL OFFERING IS COMING SOON!
CURRENT VALUE: $370,000
OFFERING FOR THIS ASSET IS NOT
YET SCHEDULED. CHECK BACK SOON

10:10 PM · Aug 25, 2021 · Twitter for iPhone